Exhibit 10.6
Certain information identified by [*CONFIDENTIAL*] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as confidential
AMENDED AND RESTATED
AGREEMENT FOR DISTRIBUTION OF PRODUCTS
This Amended and Restated Agreement for Distribution of Products (the “Agreement”) is entered into on May 21, 2024 (“Effective Date”), between Whole Foods Market Services, Inc., a Delaware corporation (“WFM Services”) on behalf of its operating affiliates as described below, and United Natural Foods, Inc., a Delaware corporation (“UNFI”). Notwithstanding anything to the contrary in this Agreement, this Agreement is not binding on any direct or indirect parent of Whole Foods Market, Inc. or such parent entity’s affiliates, which are not directly or indirectly owned by Whole Foods Market, Inc.

RECITALS
A.    WFM Services and its affiliated entities, which are directly or indirectly owned by Whole Foods Market, Inc. (collectively, “WFM”), are primarily engaged in the sale of natural and organic products. Their operations include retail stores (“WFM Stores”), food production/repacking facilities, and distribution centers (together, including WFM Stores, the “WFM Locations”).
B.    UNFI and certain of its affiliates, subsidiaries and related parties, including, but not limited to, all distribution arms of the foregoing parties (together with UNFI, the “UNFI Parties”) operate a group of distribution centers (individually a “UNFI DC” and collectively the “UNFI DCs”) that service WFM Locations from the agreed upon UNFI DCs. For purposes of this Agreement, UNFI Parties specifically excludes UNFI Canada, Inc., Tony’s Fine Foods, Nor-Cal Produce, Inc., and Albert’s Organics, Inc. and any successor entities to the foregoing, and all non-wholesale entities, manufacturing arms and retail divisions of UNFI and its affiliates, subsidiaries and related parties.
C.     UNFI and Whole Foods Market Distribution, Inc. are currently signatories to an Agreement for the Distribution of Products dated as of October 30, 2015 to be effective as of September 28, 2015, as amended on March 3, 2021 (the “Prior Agreement”). The parties desire to terminate the Prior Agreement and amend and restate this Agreement to set forth the terms upon which UNFI will continue to sell and distribute to WFM Locations and WFM Locations will continue to purchase certain goods and services from UNFI.
NOW, THEREFORE, the parties agree as follows:
1.    Term. This Agreement shall have an initial term of eight years (the “Term”) commencing on the Effective Date and expiring on May 20, 2032.
2.    Scope. This Agreement applies to any product, except produce and catch weight meat, unless mutually agreed upon, purchased by a WFM Location in the continental United States from the UNFI DCs (in any case a “Product” and collectively “Products”).

3.    Distribution Arrangement.
(a)    WFM and UNFI agree that WFM will designate UNFI as its “Primary Distributor.” WFM is deemed to have used UNFI as its Primary Distributor if WFM Locations individually and collectively purchase at least [*CONFIDENTIAL*]or more of their third-party distributor supplied Grocery (dry grocery, chilled grocery, and frozen grocery) and Whole Body (supplements, body care) Products from UNFI Parties.
(b)    UNFI agrees to stock all new Products requested by WFM if a majority of the WFM Stores serviced by the same UNFI DC (agree to purchase the new Product, including, but not limited to, Exclusives (defined in Section 5(a)), Private Label SKUs (defined in Section 6(a)) and Control Label SKUs (defined in Section 6(a)). All new Product vendors must meet UNFI’s reasonable requirements for new vendors. UNFI and WFM will negotiate to implement a mutually agreed alternative requirement permitting targeted introduction of items into fewer WFM Stores beginning in 2025. Any other WFM Store requests for a new Product will be reviewed on an individual basis.
    (c)    The parties agree that if UNFI purchases the assets or equity and/or otherwise assumes the rights and/or obligations of any entity which, at the time of such purchase/assumption, is providing products directly to WFM and/or acting as a distributor of other parties’ products to WFM, then the following provisions shall apply during the remainder of the term of this Agreement: (i) if the products being supplied to WFM by such entity are the same or similar to the Products currently being provided by UNFI to WFM, then WFM may choose to bring such products under the definition of Products and require UNFI to sell such products under the terms of this Agreement, including, without limitation, UNFI’s pricing obligations set forth in Section 7(a) and (ii) if the products being supplied to WFM by such entity are not the same or similar to the Products currently being provided by UNFI to WFM, then UNFI and WFM may choose to negotiate to include such products under the terms of this Agreement, with such changes as may be necessary or appropriate due to the nature of the products being included.

4.    Reports.
(a)    Reporting and Data. At WFM’s reasonable request, UNFI will provide reports to WFM that include all information and data relevant to an evaluation of the WFM account and UNFI’s performance under this Agreement, including, but not limited to, the following: (i) all data and reports requested by WFM to demonstrate compliance with the terms of this Agreement, including data for the following: [*CONFIDENTIAL*]; (ii) any reports of the type provided to WFM prior to the Effective Date; (iii) Private Label Report--a report of UNFI’s Private Label SKU inventory and Control Label SKU inventory in a form mutually agreed upon by the parties once every calendar month (the “Private Label Report”); and (iv) all reports otherwise requested in this Agreement. The Private Label Report will be per UNFI DC and UNFI in total and will include information about usage, stock level, amount on order and how many times each Private Label SKU and Control Label SKU turned during a calendar month (an “Inventory Minimum Turn Period”). In addition, WFM may submit requests to UNFI for additional information and data relating to WFM’s account and UNFI will prepare reports for WFM setting forth the requested information and data. UNFI will provide all such information and data in a timely manner and in the format requested by WFM. Any modification or exclusion of data types (other than proprietary information) and instances must be approved by WFM. WFM may specify either a hard copy or electronic copy. For electronic copies, WFM may specify whether the report will be delivered in CSV, Excel or Word or another format reasonably acceptable to UNFI.
(b)    Performance Measurement and Operational Metrics. WFM requires uniform and accurate performance metrics to evaluate distributor performance across its supply base. WFM will define the metric calculation and reporting methodology for metrics it uses in its business reviews and internal reporting, which are distinct from the metrics and calculations described in this Agreement. WFM reserves the right of authorship for reporting it may require, based on its internal data and/or data provided by UNFI.  This does not preclude UNFI from providing additional data, reports and metrics for WFM’s business reviews and internal reporting.  Notwithstanding the foregoing, nothing in this Section 4(b) shall be interpreted as modifying any requirement in this Agreement or giving either party to this Agreement the ability to unilaterally, definitively determine the other party’s compliance with the terms of this Agreement based solely on such party’s unilateral interpretation of raw data, reports or measurements.
5.    Branded Products.
(a)    Limited Time Exclusives. From time to time, WFM and certain Product manufacturers or suppliers may agree that a Product provided by such manufacturer or supplier will be sold exclusively to all WFM Stores (“Exclusives”). If a new Exclusive meets the requirements in Section 3(b), UNFI will purchase and stock Exclusives in inventory and for a period specified by WFM (not to exceed four “UNFI Pricing Periods”, which is set by UNFI on an annual basis and shall be no less than four weeks, per UNFI DC unless mutually agreed upon by the parties). UNFI will not be obligated to carry more than [*CONFIDENTIAL*] Exclusive items and [*CONFIDENTIAL*] Whole Body Exclusive items. If at any time sales of any Exclusive are less than [*CONFIDENTIAL*] cases per calendar month per UNFI DC, UNFI may, upon written notice, discontinue such Exclusive, in which case WFM shall, within a reasonable amount of time, buy all such Exclusives in UNFI’s inventory, provided that UNFI may, in the alternative, choose to make such Product non-exclusive.
6.    Private Label and Control Label Products; Nationally Branded Products.
(a)    Inventory. “Private Label SKUs” will mean those Products that WFM Locations offer from time to time with packaging that includes WFM proprietary labels, including, but not limited to, “Whole Foods”, “365 Everyday Value”, “365 Organic Everyday Value”, and such other trade names or marks used by WFM from time to time. In addition to Private Label SKUs, certain manufacturers or suppliers may agree from time to time to produce products for WFM that include proprietary non-label products or manufacturer or supplier proprietary labels used exclusively on products sold to WFM Locations (“Control Label SKUs”). UNFI will purchase and stock the Private Label SKUs and the Control Label SKUs requested by WFM from time to time in the UNFI DCs designated by WFM. UNFI will provide WFM with a current list of individuals designated as contacts for Private Label SKU and Control Label SKU inventory matters and will keep WFM informed of any changes to contact information.

(b)    Product Hold; Stock Recovery, Consumer Advisory, Withdrawals, and Recalls.
(i)    All notices relating to a Product hold, stock recovery, consumer advisory, withdrawal or recall of a Private Label SKU or Control Label SKU will be communicated to UNFI at [*CONFIDENTIAL*] by a member of the WFM Incident Management Team (a “Product Action Notice”). UNFI will respond promptly to any Product Action Notice and confirm receipt of any such notice by email as soon as possible but in no case more than 24 hours. UNFI shall keep the WFM Incident Management Team informed of the status of UNFI inventory subject to a Product Action Notice and all actions performed by a UNFI Party in response to any such notice. If UNFI receives notice from anyone other than a WFM Incident Management Team member that involves a Product hold, stock recovery, consumer advisory, withdrawal or recall associated with a Private Label SKU or a Control Label SKU, UNFI will immediately notify a member of the WFM Incident Management Team at [*CONFIDENTIAL*]. The Private Label SKU or Control Label SKU involved in this notice may be placed on hold; however, no other action should be taken until a directive is received from the WFM Incident Management Team.
(ii)    Product subject to a product hold, stock recovery, consumer advisory, withdrawal or recall of a Private Label SKU or a Control Label SKU inventory whether due to a defect, damage, misbranding or quality issue is considered “Rejected Inventory.” UNFI will collect any credits owed UNFI as a result of Rejected Inventory directly from the Product supplier or manufacturer. WFM will not be required to pay or reimburse UNFI for any Rejected Inventory unless the Product becomes Rejected Inventory due to an act or omission of WFM. UNFI will indemnify WFM for any losses incurred by the WFM resulting from a UNFI Party’s failure to comply with a Product Action Notice.
(c)    Product Sales. UNFI agrees to prevent any UNFI Party from selling or donating or otherwise distributing or conveying any Private Label SKU or any Control Label SKU to any distribution network, stores, entities or persons not approved in advance by a WFM Private Label Team Member. UNFI agrees to fully cooperate with WFM Private Label Team members and their representatives and designees in any investigation or litigation relating to any unauthorized sale. UNFI will [*CONFIDENTIAL*]unless [*CONFIDENTIAL*]. If a UNFI Party breaches this section, UNFI agrees to pay WFM [*CONFIDENTIAL*]per breach.
(d)    WFM Responsibility for Inventory.
(i)    Termination of Private Label SKU or Control Label SKU. Except for (x) Rejected Inventory, (y) inventory that is out of date or damaged or in unacceptable condition due to UNFI’s acts or omissions, including, but not limited to, improper storage, improper rotation, improper ordering, damage incurred during transportation by UNFI or its designees, or (z) missing, short or lost Product (shrink), if WFM terminates a Private Label SKU or a Control Label SKU, WFM will be responsible for and will reimburse UNFI for the applicable Private Label SKU or Control Label SKU inventory held by UNFI not to exceed the greater of (i) a 90 day supply based upon the WFM Locations’ past purchasing practices, or, if a new Product, projections provided in writing by WFM, or (ii) the supplier’s minimum order quantity. If WFM instructs UNFI to destroy a Private Label SKU or a Control Label SKU held in inventory, UNFI will promptly arrange for the destruction of the applicable Products and will promptly provide WFM with a certificate of destruction covering all applicable Products.

(ii)    Overstock and Short-Dated Private Label SKU or Control Label SKU. Subject to Section 6(d)(i) and UNFI’s compliance with the Code Date Policy, each party’s responsibility for overstocks and short-dated Private Label SKUs and Control Label SKUs is set forth on Exhibit A and is based on the amount of notice given to WFM and the level of inventory held by UNFI not to exceed the greater of (x) a 90 day supply based upon the WFM Locations’ past purchasing practices, or, if a new Product, projections provided in writing by WFM, or (y) the supplier’s minimum order quantity.

(iii)     Reset Inventory Liability for Branded Items. WFM responsibility for branded inventory held by UNFI at the time of discontinuation by WFM is described in Exhibit B.

(e)    Slow Moving Products. Private Label SKUs and Control Label SKUs will be priced for invoice purposes in the same manner as other Products purchased by WFM Locations from UNFI Parties except for the Products that qualify as slow moving Products (“Slow Moving Products”). If a UNFI DC sold less than [*CONFIDENTIAL*] cases but greater than or equal to [*CONFIDENTIAL*] cases of a Private Label SKU or a Control Label SKU during a UNFI Pricing Period, WFM will pay a Slow Moving Product up charge during the period following the subsequent UNFI Pricing Period equal to [*CONFIDENTIAL*]. For the purposes of each picked items, [*CONFIDENTIAL*]is equivalent to a case. If a UNFI DC sold less than [*CONFIDENTIAL*] cases of a Private Label SKU or a Control Label SKU during a UNFI Pricing Period, WFM will pay a Slow Moving Product up charge during the period following the subsequent UNFI Pricing Period equal to [*CONFIDENTIAL*]. The Slow Moving Product up charge will be reflected in the invoice price. The first [*CONFIDENTIAL*] UNFI Pricing Periods that a Private Label SKU or Control Label SKU is stocked at a UNFI DC will not be included in any Slow Moving Product up charge. If any pallets in a UNFI DC contain a Private Label SKU or Control Label SKU (purchased by UNFI in pallet quantities) that are older than [*CONFIDENTIAL*], WFM will pay a pallet charge to UNFI once per calendar month equal to [*CONFIDENTIAL*]. The pallet charge will be due and payable at the commencement of each calendar month following the initial [*CONFIDENTIAL*]period. The pallet charge shall be adjusted for the 2025 calendar year (and every subsequent year) to reflect increases in the Consumer Price Index for All Urban Consumers (CPI-U) [1982-84=100] in the prior calendar year.
(f)    Lumper Fees. The parties agree that the fees for “roll off” products, as defined in Exhibit C (“UNFI Unloading Policy”) for any WFM Private Label SKU and Control Label SKU will be assessed the same fees as all other Products received at UNFI DCs. All items that require breakdown or “fingerprinting”, as defined in Exhibit C, will be assessed the same fees as all other items received at UNFI DCs, pursuant to UNFI’s applicable fee schedules.

(g)     Item Order Caps. From time to time, when Products have limited supply relative to expected demand, UNFI may temporarily place an order cap on an item restricting the quantity of an item that can be purchased per purchase order (“Base Item Order Cap”). When item order caps are in effect, UNFI will apply a limit of [*CONFIDENTIAL*] times the Base Item Order Cap to individual WFM Locations’ purchase orders to the extent there is sufficient supply. WFM may propose items for inclusion in this program, including Exclusives.

7.    Invoicing Payment Terms.
(a)    Product Invoices.
(i)    Standard Invoices. Except for the EDLC Program (defined in Section 7(a)(iv)), UNFI will invoice WFM Locations for all Products purchased by WFM Locations consistent with practices in effect between WFM and UNFI prior to the Effective Date. The current practice applies to Products other than produce, wine and non-branded bulk items (“Standard Products”). For Standard Products, the price shown on the invoice to WFM (the “Standard Invoice Product Price”) will equal UNFI’s Cost (defined below) plus a [*CONFIDENTIAL*]markup or [*CONFIDENTIAL*] markup for Private Label SKUs and Control Label SKUs (the [*CONFIDENTIAL*]markup and [*CONFIDENTIAL*] markup collectively, the “Agreed Upon Markup”) plus a [*CONFIDENTIAL*] Delivery Up Charge (“Delivery Up Charge”). WFM may change the amount of [*CONFIDENTIAL*] at any time by [*CONFIDENTIAL*]. The Delivery Up Charge and/or Agreed Upon Markup becomes effective at the start of the next UNFI Pricing Period for such EDI cost files, not to exceed nine weeks. “Cost” equals the manufacturer’s list price (the “MLP”) to UNFI for the Product, plus the Freight Charge. The “Freight Charge” means either [*CONFIDENTIAL*]. The Freight Charge incurred through UNFI’s internal systems [*CONFIDENTIAL*]. A Freight Charge will not be applied to Products that include freight in the MLP (i.e. Products with delivered cost pricing) except in the event that UNFI [*CONFIDENTIAL*]. Freight incurred in these situations shall [*CONFIDENTIAL*].
(ii)    High Cost Product Pricing. SKUs with a UNFI Cost greater than [*CONFIDENTIAL*]will receive a special markup “High Cost Agreed Upon Markup” of [*CONFIDENTIAL*]. The difference between the High Cost Agreed Upon and Agreed Upon Markup for those items will be adjusted from the Allowable Gross Profit Margin to prevent a reduction in the Period Rebate. WFM and UNFI may agree to change the High Cost Product threshold and markup from time to time.
(iii)    Promotional Pricing. [*CONFIDENTIAL*]Consistent with practices in effect between the parties prior to the Effective Date [*CONFIDENTIAL*]. UNFI agrees that [*CONFIDENTIAL*]. WFM Locations generally have two promotion cycles per calendar month referred to as the “A Cycle” and the “B Cycle.” Products that are scheduled to be part of a promotion during either the A Cycle or the B Cycle (or both A and B Cycles) will be invoiced by UNFI at promotional prices beginning five business days prior to the first date of the A Cycle and shall continue to be invoiced by UNFI at promotional prices through the end of the B Cycle. After the end of each WFM promotional buy-in period, UNFI will [*CONFIDENTIAL*]. All WFM Locations will [*CONFIDENTIAL*]. Promotional information will be sent to UNFI with a lead time that is acceptable to both parties.
(iv)    EDLC Program. Certain Products will be included in the WFM Everyday Low Cost Program (the “EDLC Program”). A Product will be included in the EDLC Program if WFM and the Product supplier or manufacturer agrees upon an everyday low cost (an “EDLC Cost”) for a Product that is resold by UNFI to WFM Locations (“EDLC Products”). For EDLC Products, the invoice price (the “EDLC Invoice Price”) will equal (i) [*CONFIDENTIAL*], plus (ii) the [*CONFIDENTIAL*], plus (iii) [*CONFIDENTIAL*] markup (“EDLC Markup”), plus (iv)

[*CONFIDENTIAL*]. A Freight Charge will not be applied to Products that include freight in the EDLC Cost. UNFI will report to the supplier or manufacturer the applicable EDLC Product sales and deduct from or credit to the supplier or manufacturer the appropriate EDLC reconciliation amount (the “EDLC Reconciliation Amount”). The EDLC Reconciliation Amount will be equal to [*CONFIDENTIAL*]. WFM may change the amount of the [*CONFIDENTIAL*] at any time by giving UNFI written notice. The foregoing change will be reflected in the next EDI cost files transmitted to WFM and the new [*CONFIDENTIAL*] becomes effective at the start of the next UNFI Pricing Period for such EDI cost files, not to exceed nine weeks.
(v)    Cross-Dock Billing. UNFI will, from time to time, and based on UNFI space availability, ship pallets and shipper displays on a cross-dock basis for WFM at a rate of [*CONFIDENTIAL*] per pallet.
(vi)    [*CONFIDENTIAL*]. From time to time, WFM or UNFI, on WFM’s behalf, may negotiate [*CONFIDENTIAL*] from the manufacturer and/or supplier. The [*CONFIDENTIAL*]will be reflected as a reduction in the applicable invoice price. For example, [*CONFIDENTIAL*]. The parties will work together to create a list of manufacturers and suppliers that have agreed to provide WFM [*CONFIDENTIAL*]. UNFI Authorization forms for standing and one-time [*CONFIDENTIAL*] will be completed and submitted by WFM’s vendor or broker and submitted to UNFI designated personnel who will update and maintain this information and apply the specified reductions from the applicable invoice price. For any WFM specific [*CONFIDENTIAL*] UNFI will require manufacturer’s or supplier’s authorization. The foregoing WFM specific [*CONFIDENTIAL*] price will be reflected on the applicable invoice. Authorization will be submitted to UNFI with a minimum of two weeks lead time before desired delivery date.
(vii)    New Product Slotting. WFM will submit a completed Downstream Distribution Form (provided by UNFI) to request the addition of a new Product to UNFI’s inventory for sale to WFM. The Downstream Distribution Form will include a place to specify whether the new Product will be introduced by WFM on a national or localized basis. If the new Product will be introduced nationally, UNFI will purchase and slot the Product in all UNFI DCs for delivery to all WFM Locations. If the new Product will be introduced only in specific DCs, UNFI will purchase and slot the new Product in the designated DCs for delivery to the number of WFM Locations listed in the form. UNFI will meet reasonable timelines requested by WFM for delivery of a new Product to WFM Locations. The parties agree that the following time frames are reasonable:
(1)    if a supplier or manufacturer is new to any West or East division of UNFI, UNFI will submit purchase orders to the supplier or manufacturer within [*CONFIDENTIAL*] of the date WFM submits the New Product Request Form to UNFI (the “New Product Request Date” corresponding to a WFM Round Cycle # in the WFM Round Launch Month) and will deliver the requested new Product to WFM Locations within [*CONFIDENTIAL*] of the New Product Request Date;
(2)    if the Product (but not the supplier or manufacturer) is new to any West or East division of UNFI, UNFI will submit purchase orders to the supplier or manufacturer within [*CONFIDENTIAL*] of the New Product Request Date and will deliver the Product to the designated WFM Locations within [*CONFIDENTIAL*] of the New Product Request Date; and
(3)    if UNFI has a Product number for a Product in the appropriate division requested by WFM, UNFI will submit all purchase orders for the new Product within [*CONFIDENTIAL*] of the New Product Request Date and will deliver the new Product to WFM Locations within [*CONFIDENTIAL*] of the New Product Request Date unless the supplier or manufacturer is not on a weekly ordering schedule, in which case, UNFI will submit the purchase order on the next possible order date and the timing of new Product delivery to WFM Locations will be adjusted accordingly.
(4)    The parties acknowledge that supplier or manufacturer lead times, transportation schedules and other factors outside of UNFI’s control may affect the final WFM Location delivery timeline. WFM also acknowledges that a new Product order involving an unusually large number of Product may require longer timelines.

(viii)    Fuel Surcharge Program. If during a calendar quarter the average price per gallon of diesel fuel exceeds [*CONFIDENTIAL*] based on the U.S. weekly average from the U.S. Department of Energy’s Weekly Retail On-Highway Diesel Prices report found on the US Energy Information Administration website, www.eia.gov, WFM will incur a “Fuel Surcharge” as set forth on Exhibit D. The foregoing government report is currently located at https://www.eia.gov/dnav/pet/pet_pri_gnd_a_epd2d_pte_dpgal_w.htm. The Fuel Surcharge, if any, is calculated each calendar quarter based on the sum of the U.S. weekly average price per gallon, as found above, during the prior calendar quarter divided by the number of weeks in such prior calendar quarter, rounded to 2 decimal places using standard rounding procedures. The Fuel Surcharge, if any, shall be incurred for each delivery by UNFI fleet to a WFM Location. In accordance with current practices the Fuel Surcharge will be billed to each WFM Location per calendar quarter with supporting documentation reflecting the calculation of the Fuel Surcharge for each WFM Location.
(ix)    Pallet Returns. Upon Product deliveries, WFM will provide UNFI with the number of empty pallets equal to the number of loaded pallets delivered to WFM. Additionally, WFM and UNFI agree to return either party’s clearly marked proprietary plastic pallets.
(x)    WFM’s Manufacturer/Supplier Relationship. UNFI agrees (i) to cooperate with WFM regarding any WFM arrangement with the Product manufacturer and/or supplier, including, but not limited to, the EDLC Program, funding for new, remodeled and acquired WFM Stores, promotions and [*CONFIDENTIAL*], and (ii) it will not attempt to circumvent any such arrangement, including, but not limited to, the EDLC Cost.
(xi)    Electronic Cost & Invoice Files. UNFI will provide electronic cost files daily and each UNFI Pricing Period. Further, in addition to paper invoices submitted to WFM Locations, UNFI will provide daily electronic invoice files in EDI format. WFM shall cross check the Product prices on the invoice against the electronic cost files. Should a disparity exist in the cost of the Product, WFM reserves the right to modify the relevant payment to the extent of the difference. In the event there is a discrepancy in the payment, then any adjustment will be by mutual agreement of the parties. WFM agrees to work with UNFI to develop a process for payment to UNFI, utilizing [*CONFIDENTIAL*] described above within [*CONFIDENTIAL*] of WFM’s completion of that capability.
(b)    Payment Terms.
(i)    Amounts due UNFI. Except as otherwise provided in this Agreement, between Effective Date and [*CONFIDENTIAL*], any amount payable by WFM to UNFI will be due and payable within [*CONFIDENTIAL*] of the later of receipt of invoice or Products. Beginning [*CONFIDENTIAL*], any amount payable by WFM to UNFI will be due and payable within [*CONFIDENTIAL*] of the later of receipt of invoice or Products. UNFI may impose a finance charge of [*CONFIDENTIAL*] per WFM Period for any undisputed amounts that are not paid timely. All payments by WFM to UNFI shall be made via Electronic Funds Transfer (“EFT”).
(ii)    Amounts due WFM. Except as otherwise provided in this Agreement, any amount payable by UNFI to WFM will be due and payable within [*CONFIDENTIAL*] from the beginning of each calendar month. WFM may impose a finance charge of 1% per calendar month for any undisputed amounts that are not paid timely.
8.    Period Rebates.
(a)    Purpose. The parties acknowledge that UNFI may realize income from sales of Products to WFM Locations through various means, including, but not limited to, (i) [*CONFIDENTIAL*], and (ii) [*CONFIDENTIAL*]. Notwithstanding the invoicing provisions set forth in Section 7 of this Agreement, it is the intent of WFM and UNFI that UNFI [*CONFIDENTIAL*]. If the [*CONFIDENTIAL*], UNFI will [*CONFIDENTIAL*]. If the [*CONFIDENTIAL*], UNFI will [*CONFIDENTIAL*].
(b)    [*CONFIDENTIAL*]. UNFI will [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]. The agreed upon [*CONFIDENTIAL*]. On the 10th business day following [*CONFIDENTIAL*], UNFI [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]. UNFI will deliver to WFM [*CONFIDENTIAL*]. The [*CONFIDENTIAL*] provided to WFM [*CONFIDENTIAL*] shall provide [*CONFIDENTIAL*].
(c)    Calculation of [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]will be calculated as follows:
(i)    [*CONFIDENTIAL*]. The [*CONFIDENTIAL*].
(1)    Definition of Total Sales: “Total Sales” means [*CONFIDENTIAL*]. The amount of Total Sales [*CONFIDENTIAL*].
(2)    Definition of Total Cost of Goods Sold: “Total Cost of Goods Sold” means [*CONFIDENTIAL*]. The parties agree that in limited circumstances [*CONFIDENTIAL*]. “Average Cost” means [*CONFIDENTIAL*]. Average Cost will be calculated [*CONFIDENTIAL*]. “Laid In Cost” means [*CONFIDENTIAL*]. The invoice used to determine Laid In Cost will be [*CONFIDENTIAL*]. Laid In Cost [*CONFIDENTIAL*].

(ii)    Calculation of [*CONFIDENTIAL*]. The [*CONFIDENTIAL*] will be calculated as follows: [*CONFIDENTIAL*]. For example, [*CONFIDENTIAL*].
(d)    Change in [*CONFIDENTIAL*].
(i)    [*CONFIDENTIAL*]; Changes. With respect to every invoice issued by UNFI after Effective Date[*CONFIDENTIAL*]. Subject to further modification as set forth below, with respect to every invoice issued by UNFI dated after August 3, 2024, [*CONFIDENTIAL*].
(ii)    [*CONFIDENTIAL*].
(1)    The [*CONFIDENTIAL*] is the [*CONFIDENTIAL*].

(2)    Invoices for WFM Locations meeting the following criteria will be subject to [*CONFIDENTIAL*]: (i) Alternate Format Locations (stores with a smaller footprint and assortment, which may include Dark Stores and micro-fulfillment centers), (ii) WFM Locations with more than [*CONFIDENTIAL*] of Grocery and Whole Body purchases supplied by WFM or Amazon DCs, and (iii) all WFM Locations, if total annual purchases fall below [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]. UNFI is not required to deliver an order that is less than [*CONFIDENTIAL*]to WFM Stores meeting these criteria.

(3)    Fill orders for a new store will be [*CONFIDENTIAL*]; therefore, [*CONFIDENTIAL*].

(4)    If total sales do not equal or exceed [*CONFIDENTIAL*] and [*CONFIDENTIAL*] will not be [*CONFIDENTIAL*].

(iii)    If WFM Locations that purchase Products from UNFI’s [*CONFIDENTIAL*] fails to purchase, at a minimum, [*CONFIDENTIAL*], UNFI will notify WFM in writing. WFM will have [*CONFIDENTIAL*]from receipt of such notice to adjust purchases to meet the requirements. WFM will not be considered noncompliant if it does not meet the minimum purchases [*CONFIDENTIAL*] as long as WFM [*CONFIDENTIAL*], WFM will not be noncompliant if [*CONFIDENTIAL*]. If WFM fails to cure the noncompliance in [*CONFIDENTIAL*], UNFI’s sole remedy will be [*CONFIDENTIAL*]. The [*CONFIDENTIAL*] will be included in the calculation as purchases from UNFI Parties for determining whether the purchase commitment in this section has been satisfied.
(iv)     The parties agree that if the dollar amount of WFM Private Label SKU and Control Label SKU sales exceeds [*CONFIDENTIAL*] for [*CONFIDENTIAL*] then [*CONFIDENTIAL*]. If WFM Private label SKU and Control Label SKU sales exceed [*CONFIDENTIAL*] for [*CONFIDENTIAL*] then [*CONFIDENTIAL*]. IF WFM Private Label SKU and Control Label SKU sales exceed [*CONFIDENTIAL*] for [*CONFIDENTIAL*], the parties agree [*CONFIDENTIAL*]. All UNFI Parties brands and Blue Marble Brands, including Products packaged or manufactured by UNFI for WFM, will be excluded from the private label percentage calculation addressed herein.

9.    Credits. UNFI’s Standard Credit Policy and UNFI’s Credit Allowance Policy are outlined on Exhibit F (“UNFI Credit Policy”). These policies set forth three separate procedures for providing credit for Product orders, including, but not limited to, Products which are billed but not received, wrong Product shipped, damaged Product, Products with less than agreed upon shelf life remaining, spoiled or infested Product, Product with defective packaging, consumer returns, withdrawn or recalled Products and pricing errors. WFM will select one of the three UNFI Credit Policy options per UNFI DC. Unless mutually agreed upon, WFM may change its selected UNFI Credit Policy once per calendar year by giving UNFI 30 days’ written notice, such change to be effective beginning with the calendar month following the 30 day notice. If [*CONFIDENTIAL*] UNFI DC provides WFM Locations demonstrably lower defect rates than historically demonstrated in [*CONFIDENTIAL*] DCs, WFM and UNFI will agree to re-evaluate the UNFI Credit Policy options applicable to those DCs.
10.    Accuracy Assurance and [*CONFIDENTIAL*]. UNFI and WFM will agree on [*CONFIDENTIAL*] targets for key accuracy assurance indicators such as [*CONFIDENTIAL*]. UNFI will engage a third-party expert [*CONFIDENTIAL*] acceptable to WFM, at [*CONFIDENTIAL*] to perform [*CONFIDENTIAL*] process and compliance audits evaluating the controls and mechanisms that ensure highly accurate order fulfillment. Targets notwithstanding, UNFI will provide a summary each WFM [*CONFIDENTIAL*]. If this review shows a [*CONFIDENTIAL*] for a DC-category larger than [*CONFIDENTIAL*], that difference will be [*CONFIDENTIAL*].
11.    [*CONFIDENTIAL*].
(a)    [*CONFIDENTIAL*]. As set forth in Section 17(c), if the parties agree to [*CONFIDENTIAL*], UNFI [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]is payable on [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]payment will be paid [*CONFIDENTIAL*]. UNFI will include a cover letter with [*CONFIDENTIAL*] that sets forth [*CONFIDENTIAL*].
(b)    [*CONFIDENTIAL*]. UNFI acknowledges that [*CONFIDENTIAL*]. In connection therewith, UNFI shall [*CONFIDENTIAL*]. UNFI will [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*].  The amount of [*CONFIDENTIAL*]shall be [*CONFIDENTIAL*]. WFM’s Fiscal Year is based on a calendar year and consists of twelve (12) calendar months. Beginning with the Effective Date, and continuing for each calendar year during the term of this Agreement, UNFI shall retain [*CONFIDENTIAL*].
The [*CONFIDENTIAL*] shall be in effect for the calendar year ending December 31, 2024, and shall be adjusted for the next calendar year (and every subsequent year) to reflect [*CONFIDENTIAL*]. For example, [*CONFIDENTIAL*].
[*CONFIDENTIAL*] are [*CONFIDENTIAL*]. [*CONFIDENTIAL*] is targeted at [*CONFIDENTIAL*]. [*CONFIDENTIAL*] is targeted at [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*]. WFM’s [*CONFIDENTIAL*]will be [*CONFIDENTIAL*]. UNFI may [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*]. Any [*CONFIDENTIAL*] that [*CONFIDENTIAL*], then [*CONFIDENTIAL*].

[*CONFIDENTIAL*] from [*CONFIDENTIAL*] will be [*CONFIDENTIAL*].

[*CONFIDENTIAL*] will be [*CONFIDENTIAL*].

In addition to the [*CONFIDENTIAL*]in section 11(b), above, UNFI may [*CONFIDENTIAL*]. The total [*CONFIDENTIAL*]. Beginning in 2026, [*CONFIDENTIAL*]. The [*CONFIDENTIAL*] may be [*CONFIDENTIAL*].

Examples of [*CONFIDENTIAL*] are attached as Exhibit G.

If the [*CONFIDENTIAL*] for the [*CONFIDENTIAL*], is [*CONFIDENTIAL*], WFM may [*CONFIDENTIAL*].

Examples of possible [*CONFIDENTIAL*]include [*CONFIDENTIAL*].
Unless excluded above, all [*CONFIDENTIAL*] will be [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]shall be [*CONFIDENTIAL*]. [*CONFIDENTIAL*] shall be [*CONFIDENTIAL*].

Notwithstanding the foregoing, the parties agree that, in addition to [*CONFIDENTIAL*] as of the date of this Agreement, [*CONFIDENTIAL*]. The parties agree that [*CONFIDENTIAL*]. Any such [*CONFIDENTIAL*].
(c)    [*CONFIDENTIAL*]. UNFI is allowed to [*CONFIDENTIAL*] on the [*CONFIDENTIAL*]. Any amounts [*CONFIDENTIAL*]. If the amount [*CONFIDENTIAL*]; provided that WFM is not [*CONFIDENTIAL*].
For example, assume [*CONFIDENTIAL*]:
[*CONFIDENTIAL*][*CONFIDENTIAL*]UNFI shall pay [*CONFIDENTIAL*]. The [*CONFIDENTIAL*]. UNFI will include [*CONFIDENTIAL*]. This section [*CONFIDENTIAL*].
12.    [*CONFIDENTIAL*], Fill Rate, and Inventory Allocation.
(a)    UNFI may [*CONFIDENTIAL*]. Those [*CONFIDENTIAL*] will be agreed upon and documented by UNFI and WFM. UNFI will [*CONFIDENTIAL*].
    (b)    Fill Rate. UNFI will maintain a weekly [*CONFIDENTIAL*] of [*CONFIDENTIAL*] for each UNFI DC, excluding Products that are unable to be procured because of events outside UNFI’s reasonable control such as a Force Majeure Event, supplier strikes or national emergencies. If any given UNFI DC exceeds [*CONFIDENTIAL*] for [*CONFIDENTIAL*] consecutive weeks, every week following until that UNFI DC has a [*CONFIDENTIAL*] below the [*CONFIDENTIAL*] for a [*CONFIDENTIAL*], UNFI will pay each WFM Location affected (i.e. serviced by that UNFI DC) an amount equal to [*CONFIDENTIAL*] of the difference between (A) [*CONFIDENTIAL*]; and (B) the sum of the dollar amount of the Products that were not delivered due to UNFI buyer out-of-stocks, UNFI warehouse operations out-of-stocks, and inbound logistics out-of-stocks and inbound transportation out-of-stocks, less WFM overpulls on promotional items pursuant to those orders (“Fill Rate

Penalty Fee”). UNFI will provide a report to WFM [*CONFIDENTIAL*] by UNFI DC of the dollar amount of Product filled and delivered by that UNFI DC and the dollar amount of the Products that would have been filled if UNFI had maintained [*CONFIDENTIAL*] Rate for each DC. For example, if a UNFI DC fails to maintain the [*CONFIDENTIAL*] of [*CONFIDENTIAL*] for [*CONFIDENTIAL*] weeks in a row, each WFM Location that placed orders for Products from the UNFI DC that were due to be delivered during the [*CONFIDENTIAL*] week would be entitled to a payment calculated as follows: if the UNFI DC has a [*CONFIDENTIAL*] of [*CONFIDENTIAL*] for the [*CONFIDENTIAL*] week and the dollar amount of Products ordered by the WFM Location from the UNFI DC during the third week was $100,000, the Fill Rate Penalty Fee shall be equal to [*CONFIDENTIAL*] multiplied by the difference between (A) [*CONFIDENTIAL*] multiplied by $100,000 and (B) [*CONFIDENTIAL*] multiplied by $100,000. The difference between the actual [*CONFIDENTIAL*] dollar amount that week [*CONFIDENTIAL*] and the [*CONFIDENTIAL*] rate dollar amount [*CONFIDENTIAL*] is [*CONFIDENTIAL*]. UNFI would owe that WFM Location a payment equal to [*CONFIDENTIAL*].

    (c)    Inventory Allocation. In all UNFI DCs, UNFI will [*CONFIDENTIAL*]. This is not intended to disrupt operations and will only apply to inventory on hand and ready for selection.

13.    Order Size and Item Value.
(a)    Select Nutrition. If the total purchase price of Select Nutrition Product ordered (including OOS Products) meets the [*CONFIDENTIAL*] minimum order amount, UNFI will ship the Select Nutrition Products without a shipping fee. If WFM does not order the above minimum amount of Select Nutrition Products, WFM will be charged the cost of shipping to be a minimum of a [*CONFIDENTIAL*] fee. The minimum order amount will be adjusted once every [*CONFIDENTIAL*] during the Term to reflect increases in the Consumer Price Index for All Urban Consumers (CPI-U) [1982-84=100]. WFM shall be notified of any adjustments of the minimum order amount at least ninety (90) days prior to implementation of the revised rates.
(b)    UNFI Distribution Centers. Notwithstanding the circumstances described in Section 8(d)(iii) (for which [*CONFIDENTIAL*]), WFM will maintain a national average minimum order amount of $[*CONFIDENTIAL*] for WFM Stores and [*CONFIDENTIAL*] for other WFM Locations. Any WFM Store ordering on average less than [*CONFIDENTIAL*] per order will make reasonable attempts towards increasing the WFM Store’s average order to at least [*CONFIDENTIAL*]. In no event will UNFI be required to deliver an order that is less than [*CONFIDENTIAL*]. Order amounts will be based upon the total purchase price of Product ordered, including the [*CONFIDENTIAL*] and OOS Products. UNFI will not charge any fee for failure to satisfy the minimum order amount. If WFM fails to maintain a national average minimum order amount of [*CONFIDENTIAL*] for WFM Stores and [*CONFIDENTIAL*] for other WFM Locations, UNFI will notify WFM and WFM will increase minimum order amounts. The average cost per case of Product delivered to WFM shall be, at a minimum, [*CONFIDENTIAL*] (the “Minimum Average Cost Per Case Value”). Average cost per case is defined as [*CONFIDENTIAL*]. If, in any [*CONFIDENTIAL*] calendar months, the average cost per case is below the Minimum Average Cost Per Case Value, the [*CONFIDENTIAL*] will [*CONFIDENTIAL*] the following month.

14.    Auditing.
(a)    Support for WFM Audit. Notwithstanding any language to the contrary, UNFI agrees to assist WFM with [*CONFIDENTIAL*]. In addition, UNFI will [*CONFIDENTIAL*].
(b)    Records and Documentation and the Right to Inspect. UNFI will maintain books, records, reports and documentation relating to its performance of this Agreement, including, but not limited to, [*CONFIDENTIAL*] for a period of time, but in any case, not less than three years. Upon 21 days written notice UNFI will provide WFM and its designees access to [*CONFIDENTIAL*] for inspection during UNFI’s normal working hours. UNFI agrees to provide copies of any of the foregoing if requested by WFM. Alternatively, upon 21 days written notice from WFM, UNFI will send [*CONFIDENTIAL*] to a location of WFM’s choice for inspection by WFM or its designees (or 60 days if the documentation is over twelve calendar months old). Upon WFM’s satisfactory conclusion of the audit, WFM will return all copies of books, records, reports and documentation. In addition, UNFI will provide WFM and its designees with [*CONFIDENTIAL*]. Further, UNFI agrees to provide WFM with [*CONFIDENTIAL*]. The parties agree that within the six calendar months following execution of this Agreement, UNFI will [*CONFIDENTIAL*].
(c)    Payment. If, as a result of any WFM audit, there is evidence that WFM was overcharged or did not receive any amount due, then UNFI will promptly pay WFM the amount thereof. In addition, UNFI will promptly pay [*CONFIDENTIAL*]. If the amount payable to WFM exceeds 2% of the aggregate amount that WFM should have been charged or was due, UNFI will promptly pay the applicable reasonable audit expense.
(d)    UNFI’s Annual Internal Audit Results. UNFI agrees to provide WFM documentation of [*CONFIDENTIAL*].

15.    Personnel.
(a)    National Account Manager and Channel Account Managers.
(i)     UNFI will continue to provide the following dedicated WFM support, but whose duties will be designated by UNFI. WFM will pay UNFI [*CONFIDENTIAL*], for the dedicated support, as part of the Administration Fee in 16(e)(ii):
(1)    [*CONFIDENTIAL*] – act as [*CONFIDENTIAL*] between UNFI and WFM.
(2)    [*CONFIDENTIAL*] will have responsibility for [*CONFIDENTIAL*] .
(3)    [*CONFIDENTIAL*] will support the [*CONFIDENTIAL*] and [*CONFIDENTIAL*].
(4)    [*CONFIDENTIAL*] – responsible for supporting the WFM Regions.
(5)    [*CONFIDENTIAL*] – responsible for supporting the [*CONFIDENTIAL*].
(6)    [*CONFIDENTIAL*]– supporting WFM as directed by UNFI.
(7)    [*CONFIDENTIAL*] – supporting the [*CONFIDENTIAL*].

(ii)    Additional Requested Support. Upon WFM request, UNFI shall add dedicated support for longer term joint initiatives (greater than [*CONFIDENTIAL*]) to be located at WFM headquarters or remotely, at WFM’s request and at WFM’s expense. The Administration Fee in 16(e)(ii) will be adjusted to include the cost of this dedicated support requested by WFM.

(b)    Contract Manager. UNFI will designate a UNFI employee to serve as a WFM Contract Manager. The Contract Manager’s specific duties will be designed by UNFI but will pertain to WFM’s account. The Contract Manager will help ensure that UNFI is in compliance with this Agreement and act as the liaison to WFM for auditing purposes. Further, the Contract Manager will conduct continuous self-auditing.
(c)    Appointment Criteria. The individual filling the Sr Director position is subject to WFM’s reasonable service level satisfaction. WFM may request removal of specific UNFI personnel for any failure to meet WFM's reasonable service level expectation and UNFI will promptly replace such individuals with new personnel that is competent to meet WFM's reasonable service level expectations.
(d)    WFM Store Support. UNFI will [*CONFIDENTIAL*]. UNFI will continue to provide assistance for new and relocated WFM Stores as reasonably requested by WFM.
(e)    Promotions Administration.
(i)    Administration Activity. UNFI will administer the EDLC Program and the collection of scan-back charges and WFM advertising fees (the “Promotions Funds”). Each calendar month, WFM shall [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*].

(ii)     Administration Fee. WFM shall pay UNFI [*CONFIDENTIAL*] per calendar year for the collection of the Promotions Funds (the “Administration Fee”). The Administration Fee shall be paid each calendar month on a pro-rata basis as a deduction from the Promotion Funds payment. Beginning with calendar year 2025, the parties shall conduct an annual review of the volume and cost of UNFI’s administration activity set forth in this section and may increase or decrease the Administration Fee on an annual basis not to exceed [*CONFIDENTIAL*].

16.    [*CONFIDENTIAL*].
17.    UNFI Distribution Centers; Delivery Standards.
(a)    Standards for Distribution Centers. UNFI represents and warrants that all UNFI DCs will be maintained and operated in accordance with all applicable laws, in compliance with industry standards (including industry sanitation standards and Safe Quality Food (SQF) certification, and in all material respects in accordance with UNFI’s warehousing and delivery standards, which will be available for review upon request by WFM). As part of its quality assurance program, UNFI [*CONFIDENTIAL*]. WFM may require UNFI to [*CONFIDENTIAL*]. All UNFI DCs providing organic items to WFM will maintain current USDA Organic Certification. WFM may [*CONFIDENTIAL*]. After [*CONFIDENTIAL*], UNFI shall [*CONFIDENTIAL*]. The proposed [*CONFIDENTIAL*], and the parties will [*CONFIDENTIAL*].

(b)    Covenants for Delivery. UNFI shall, at UNFI’s election, transport Products on UNFI fleet or WFM-approved carriers to individual WFM Locations. UNFI shall comply with all applicable laws, including any regional or national limitations or guidelines regarding deliveries (e.g., municipal, residential or property owner imposed restrictions on delivery hours, parking of trucks, unacceptable levels of noise in residential areas, etc.).
(c)    Delivery Time Windows. UNFI agrees to uphold a [*CONFIDENTIAL*] delivery time window for delivery of Products to WFM Locations that is documented and maintained within a shared order/delivery schedule file. The shared order/delivery schedule file will be regularly updated as necessary, with any modifications or adjustments being made by mutual agreement of the parties involved. Within [*CONFIDENTIAL*] from the Effective Date, and with reasonable cooperation from WFM on adjusting current delivery windows, for WFM Locations that have multiple deliveries in a day, the later deliveries must arrive within [*CONFIDENTIAL*] of the (initial) delivery window and follow an initial delivery of no less than [*CONFIDENTIAL*] of that store’s order to be considered on time. [*CONFIDENTIAL*]. The parties agree that all deliveries are currently designated “AM” or “PM”. AM deliveries are defined as deliveries scheduled between [*CONFIDENTIAL*] AM and [*CONFIDENTIAL*] PM. PM deliveries are defined as deliveries scheduled between [*CONFIDENTIAL*] PM and [*CONFIDENTIAL*] AM. If a WFM Location requests a change in a delivery time window that UNFI is unable to meet, UNFI and WFM may negotiate [*CONFIDENTIAL*]. If the parties cannot agree on the amount of the [*CONFIDENTIAL*], UNFI agrees it will meet the new delivery time window the WFM Location requested. If changes are required by municipal, residential or property owners on delivery hours, parking of trucks, delivery routes, curfews, noise ordinances, lease covenants, neighborhood covenants and/or operating hours, then WFM and UNFI will work together to make the scheduling changes necessary to comply with such restrictions. [*CONFIDENTIAL*], UNFI shall provide WFM [*CONFIDENTIAL*]. If a UNFI DC fails to meet the delivery windows for its applicable WFM Locations less than [*CONFIDENTIAL*] during any calendar month, excluding uncontrollable reasons or other exceptions as agreed upon by the parties, WFM will notify UNFI [*CONFIDENTIAL*]. UNFI shall [*CONFIDENTIAL*]. For example, if UNFI [*CONFIDENTIAL*]. Had UNFI [*CONFIDENTIAL*]. Consequently, UNFI shall [*CONFIDENTIAL*]. This section shall not apply to WFM Locations that have a delivery window of less than [*CONFIDENTIAL*] hours.
(d)    Code Date Policy; Inventory Management. Products shall be distributed to WFM Locations in compliance with the Code Date Policy attached as Exhibit I related to the minimum number of days prior to expiration of the final code date, for Products, under which such Products will be accepted upon delivery to the WFM Locations. Code life for Hawaii WFM Locations shall be based on minimum code date remaining when delivered to WFM freight forwarding agents. The Code Date Policy may be amended from time to time upon mutual agreement of the parties. Product delivered with less than the minimum code date shall be deemed OOS for purposes of Sections 8(d)(iii) and 12(b). UNFI agrees to deliver all Products on a FEFO inventory management basis, to ensure proper inventory turns and maximize available Product Code Dates. Receipt of short-coded Product at any WFM Location that is not sold or used within the code date will be fully credited to WFM in accordance with the Code Date Policy.

(e)    Quality Assurance. All Products delivered to WFM shall be of good quality, merchantable, be free of any encumbrance, and fit or suitable for the purposes for which goods of that type are ordinarily used, as well as for the purposes intended by the manufacturer of such Products. The Products will be free from damage, including, but not limited to, temperature damage and evidence of rodents or insects. WFM requirements relative to temperature damage is detailed in Exhibit J.
(f)    Palletization Standards. WFM and UNFI will [*CONFIDENTIAL*]. In order to [*CONFIDENTIAL*], UNFI DCs [*CONFIDENTIAL*] will [*CONFIDENTIAL*]. UNFI’s [*CONFIDENTIAL*].
(g)    Store Receiving. All Product shipments by UNFI to WFM Locations shall be evidenced by a “Delivery Document” and signed by both parties. Shipments of Product shall be acknowledged as received by execution of the delivered invoice and “Delivery Document” by a WFM employee at the WFM Location. A copy of each invoice and “Delivery Document” shall be left with the WFM Location. In the event that UNFI computer system issues prevent UNFI from delivering WFM product with invoices, WFM agrees to accept a Bill of Lading for such delivery in lieu of an invoice.
(h)    Passage of Title and Risk of Loss. Title and risk of loss for Products purchased pursuant to this Agreement shall pass upon delivery to WFM Locations when delivered by UNFI fleet or by independent carrier.
(i)    [*CONFIDENTIAL*]:

(i)    [*CONFIDENTIAL*]. UNFI must maintain [*CONFIDENTIAL*];
(ii)    [*CONFIDENTIAL*]. [*CONFIDENTIAL*] shall be conducted [*CONFIDENTIAL*];
(iii)    Corrective Actions. Prompt and appropriate action shall be taken [*CONFIDENTIAL*];
(iv)    Documentation and Reporting. UNFI must [*CONFIDENTIAL*];
(v)    Employee Training. Appropriate DC warehouse employees shall receive training on the importance of [*CONFIDENTIAL*];
(vi)    Continuous Improvement. UNFI must review and update its [*CONFIDENTIAL*];
(vii)    Communication Plan. Management routines shall be followed so that escalations are shared with relevant employees, management, and the [*CONFIDENTIAL*];
(viii)    Compliance Monitoring. Annual reviews [*CONFIDENTIAL*]; and
(ix)    Commitment to Excellence. UNFI shall [*CONFIDENTIAL*].

18.    Indemnification; Insurance and Disaster Recovery and Business Continuity.
(a)    UNFI Indemnity. UNFI shall indemnify, defend and hold harmless WFM and its parent, subsidiaries and affiliates, together with their stockholders, general and limited partners, members, managers, directors, officers, employees, agents, representatives, successors and assigns from and against any and all demands, claims, liabilities, losses, judgments, settlements, penalties, costs, expenses, fees (including reasonable fees of any attorneys, consultants or experts), interest, liens, encumbrances, causes of action, damages of any kind and any other obligations (together “Liabilities”) arising out of, relating to or otherwise based upon (i) any violation by UNFI of any federal, state or local law, including any statute, ordinance, administrative order, rule or regulation; (ii) any negligence or willful misconduct of any UNFI Parties or any of their employees or agents; (iii) the breach of any term of this Agreement; (iv) the employment, presence or activities of any UNFI Parties or their employee or contractor at any WFM Location or other property (including, but not limited to, all personal injury, wage and hour, wrongful termination, harassment, discrimination, workers compensation, disability, tort, strict liability or contract claims or demands); and (v) any Product recall or withdrawal or safety notice initiated as a result of a request by a government agency, local health authority or consumer protection agency or court action because of or resulting from a condition which existed at the time of delivery of the Product to the WFM Locations.
(b)    WFM Indemnity. WFM shall indemnify, defend and hold harmless UNFI and its parent, subsidiaries and affiliates, together with their stockholders, general and limited partners, members, managers, directors, officers, employees, agents, representatives, successors and assigns from and against any and all Liabilities arising out of, relating to or otherwise based upon (i) any violation by WFM of any federal, state or local law, including any statute, ordinance, administrative order, rule or regulation; (ii) any negligence or willful misconduct of WFM or any of its employees or agents; (iii) the breach of any term of this Agreement; (iv) WFM’s failure to purchase UNFI’s Private Label SKU inventory and/or Control Label SKU inventory on condition that UNFI is in compliance with Section 6 of the Agreement and UNFI has no greater than (x) a [*CONFIDENTIAL*] supply of the Product based upon the WFM Locations’ past purchasing practices, or, if a new Product, projections provided in writing by WFM, or (y) the Product supplier’s minimum order quantity; and (v) the employment, presence or activities of WFM or its employee or contractor on any UNFI premises related to this Agreement (including, but not limited to, all personal injury, wage and hour, wrongful termination, harassment, discrimination, workers compensation, disability, tort, strict liability or contract claims or demands).
(c)    Third Person Claims. Promptly after a party has received notice of or has actual knowledge of any claim against it or the commencement of any action or proceeding by a third person with respect to any such claim, such party (sometimes referred to as the “Indemnitee”) shall give the other party (sometimes referred to as the “Indemnitor”) written notice of such claim or commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the other party has been actually prejudiced as a result of such failure. If the Indemnitor has notified the Indemnitee within thirty (30) days from the receipt of the foregoing notice that it wishes to defend against the claim, unless there exists a potential conflict of interest between the parties, then the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the

Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceeding other than claims that in the Indemnitee’s reasonable judgment could have a material and adverse effect on Indemnitee’s business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim. The Indemnitor may not settle any claim without obtaining a release approved by and for the benefit of the Indemnitee, unless the consent of the Indemnitee is obtained.
(d)    Product Liability. In addition to the obligations set forth in Section 18(a), UNFI acknowledges that it generally obtains indemnification agreements from the various manufacturers, suppliers, vendors or distributors of Products it purchases and sells. UNFI agrees to [*CONFIDENTIAL*]. UNFI’s obligation to [*CONFIDENTIAL*]. [*CONFIDENTIAL*].
(e)    Insurance. At all times during the Term and for a two (2) year period after its termination or expiration, UNFI shall maintain, at its expense, occurrence-based insurance coverage (the “Insurance Coverage”) in the types and amounts as follows:
(i)    Workers’ Compensation and Employer’s Liability insurance affording compensation benefits for all of its employees in an amount sufficient to meet all statutory requirements and employer’s liability insurance with limits of [*CONFIDENTIAL*] for each accident or disease.
(ii)    Commercial General Liability Insurance with a bodily injury and property damage limit of [*CONFIDENTIAL*] per occurrence, [*CONFIDENTIAL*] per person/organization limit for personal and advertising injury coverage, [*CONFIDENTIAL*] general aggregate and [*CONFIDENTIAL*] products and completed operations aggregate inclusive of coverage for all premises and operations, contractual liability for this Agreement and product/completed operations coverage.
(iii)    UNFI shall obtain, [*CONFIDENTIAL*], a Cyber Privacy/Network Security policy or equivalent that provides coverage, including, but not limited to, Privacy and Network Security Liability, Regulatory Defense and Penalties, Media Liability, Privacy Notification and Expenses, Network Interruption, Data Asset Restoration, and Cyber Extortion with limits for a company of UNFI’s size and business.
(iv)    Automobile Liability Insurance with a combined single limit of [*CONFIDENTIAL*] per occurrence for injuries, including accidental death and property damage.
(v)    Umbrella or Excess Liability Insurance with limits not less than [*CONFIDENTIAL*] per occurrence that provides additional limits for employer’s liability, commercial general liability, automobile liability and products liability insurance.
The Insurance Coverage will be from an insurance company classified by A M Best as a Class VII or larger with a Financial Strength Rating of at least A, A-. None of the Insurance Coverage amounts will be construed as a limitation on UNFI’s potential liability. Except for Workers’ Compensation and Employer’s Liability insurance, the insurance policies will not have a per incident deductible of greater than [*CONFIDENTIAL*] without the prior written consent of WFM. In connection with UNFI’s execution of this Agreement, UNFI will provide WFM with certificates of insurance evidencing all of the referenced insurance policies, which will provide that: (i) such insurance will not be cancelled unless WFM has been given at least 30 days’ advance written notice thereof; and (ii) such certificates will be renewed annually or as policy renewals occur. Except for Workers’ Compensation and Employers Liability, the required insurance policies will, at UNFI’s expense, name “Whole Foods Market, Inc. and its subsidiaries” as additional insureds.
(f)    Business Continuity.  UNFI will have a Business Continuity Plan and Emergency Action Plans in place to ensure UNFI is able to procure, store and deliver Products to its customers, including WFM Locations. UNFI shall provide a written summary of its Business Continuity Plan and Emergency Action Plans as it relates to the UNFI DCs supplying the WFM Locations as reasonably requested from time to time. UNFI shall: (i) notify WFM of any material revision or modification in the Business Continuity Plan and Emergency Action Plan [*CONFIDENTIAL*]; and (ii) no more than once per calendar year and at the request of WFM upon not less than six weeks’ advance notice, participate in a walk-through of UNFI’s Business Continuity and or Emergency Action Plans for one of the UNFI DCs servicing the WFM Locations; provided, that if UNFI has conducted a walk-through test within six months prior to such request the test results shall suffice in lieu of such walk-through test. UNFI shall conduct a walk-through test, at UNFI’s expense, of the Business Continuity Plan and Emergency Action Plans periodically and upon completing each walk-through test, provide a written summary of the test results to WFM. If WFM determines a UNFI DC failed to substantially comply with the Business Continuity and/or the Emergency Action Plan, UNFI agrees to work with WFM to address the recorded deficiencies. The Business Continuity Plan and Emergency Action Plan will describe the contingency plans that UNFI will enact in the event a UNFI DC is unable to operate in the normal course and cannot service its customers, including WFM Locations, is subject to a Force Majeure Event, a voluntary restriction or closure, UNFI’s computer network experiences a network disruption or security breach or other unforeseen circumstance.  UNFI will: (i) within [*CONFIDENTIAL*], formalize the business continuity strategy that [*CONFIDENTIAL*]; (ii) within [*CONFIDENTIAL*], update [*CONFIDENTIAL*]; and (iii) within [*CONFIDENTIAL*], provide [*CONFIDENTIAL*].
19.    Compliance with Laws.
(a)    General. Each party covenants and agrees during the Term it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder. Each party agrees that it shall comply with all certification procedures and regulations. Each party shall promptly notify the other party after it becomes aware of any material adverse proposed law, regulation or order that, to its knowledge, may or does conflict with the parties’ obligations under this Agreement. The parties will promptly decide whether a change may be made to the terms of this Agreement to eliminate any such conflict or impracticability.
(b)    Organic Documentation. In connection with any organic Products, UNFI shall take all such actions as required by any federally recognized certifying organization (or as required by law) in order for such Products to be certified as organic, including, without limitation, the maintenance of any required documentation and the taking of the necessary precautions to prevent Product compromise. UNFI shall provide all documentation relating to the foregoing to WFM at WFM’s request.
(c)     Foreign Supplier. UNFI or UNFI supplier shall serve as the Foreign Supplier Verification Program (“FSVP”) Importer as that term is defined in 21 CFR § 1.500 (“FSVP Importer”). UNFI represents and warrants that FSVP covered Products for which UNFI serves as FSVP Importer have been analyzed according to and will meet all requirements of the FSVP. UNFI will maintain records of such compliance and will [*CONFIDENTIAL*]. Where UNFI is not the designated FSVP Importer, UNFI will make reasonable efforts to [*CONFIDENTIAL*] that [*CONFIDENTIAL*].

20.    Termination Provisions.
(a)    Either party may terminate this Agreement immediately by providing written notice to the other party (unless otherwise provided below) for cause upon the occurrence of any one or more of the following:
(i)    a failure to make any material payment, credit, rebate or other remittance of monetary consideration provided for herein (other than in connection with a dispute of which notice was given) or failure to remedy any delinquent material payment, credit, rebate or other remittance within fifteen (15) business days after notice (which failure to cure shall be an event of default); and
(ii)    a breach of any non-monetary obligations under the Agreement, and failure to cure such breach after 30 days’ prior written notice of the breach; provided, however, that [*CONFIDENTIAL*].
(b)    WFM may terminate this Agreement immediately by providing written notice to UNFI (unless otherwise provided below) for cause upon the occurrence of any one or more of the following:
(i)    a significant competitor of WFM in the grocery retail or distribution business, acquires more than a 20% equity interest in UNFI or its direct or indirect affiliates;
(ii)    The results of any audit of UNFI show evidence of willful misconduct on the part of UNFI or any of its employees or representatives of a nature that is material in either dollar amount or percentage to total amounts or to the operational units affected, or that could reasonably result in a material impact to the reputation or operational performance of WFM;
(iii)    It is determined by any regulatory agency, or UNFI publicly announces, that any certification given by officers of UNFI relating to internal controls was materially incorrect. Regulatory violations by UNFI where the violations or the corrective action required materially and adversely affect the continued ability of UNFI to perform all or any material portion of the Agreement; or

(iv)    The quality of service provided by UNFI does not meet industry standards, and UNFI has failed to remedy service problems within [*CONFIDENTIAL*] after written notice of breach by WFM.
21.    Representations and Warranties of UNFI. UNFI represents and warrants to WFM as follows, and such representations and warranties shall survive the Effective Date:
(a)    Sufficient Personnel to Perform Obligations. UNFI (i) has sufficient personnel with adequate training and expertise to perform its obligations as contemplated hereunder in the time frames contemplated herein and (ii) will use reasonable care in the performance of UNFI’s obligations under this Agreement.
(b)    National Organic Standards. UNFI has adequate processes and systems in place, and has adequately educated its personnel, and that it will fully comply with all federal, state and local regulations relating to handling and labeling of organic Products, including, but not limited to, the National Organic Standards as promulgated by the U.S. Department of Agriculture and as such applies to UNFI as a handler or processor of organic foods. UNFI acknowledges that WFM has placed substantial reliance on UNFI to handle various foods for human consumption so as to not invalidate any “organic” designation of such foods.
(c)    Data Security. UNFI agrees to comply with the provisions of the Data Security Exhibit attached to this Agreement as Exhibit K, which are incorporated herein by reference.
(d)    UNFI Distribution Center’s Condition and Capacity. All of the UNFI DCs servicing WFM will be maintained and operated in accordance with UNFI warehousing and delivery standards. Such UNFI DCs have the operational systems required to support the obligations of UNFI as set forth in this Agreement, and all such UNFI DCs have adequate capacity to order, store and deliver Products in accordance with the terms of this Agreement and in the amounts contemplated by WFM. All the UNFI DCs shall have sufficient security measures in place prior to receipt of Products for WFM to ensure that such Products are not tampered with or adulterated in any manner, and that all such Products shall be maintained at temperatures and other storage conditions necessary to preserve the freshness and integrity of the Products.
(e)    Financial Controls and Information Provided to Auditors. UNFI has sufficient internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. All information requested by WFM (i) will be provided by UNFI to WFM and/or its designated auditors, (ii) will be in the format required in this Agreement or agreed upon by the parties, and (iii) will be true and correct in all respects, except as otherwise disclosed to WFM and/or its designees at the time of disclosure.
(f)    Transfer of Title and Risk of Loss. Upon delivery of Products, UNFI will transfer title and ownership of Products to the WFM Locations. Upon WFM’s purchase of Products, the Products will be free of any liens, claims or other encumbrances.
(g)    Recall. UNFI has a reliable recall system and policies in place, including appropriate tracking, coding and accounting systems for all Products. UNFI shall cooperate with WFM in removing product that is recalled or withdrawn (“Recalled Product”) and replenishing

WFM Locations with replacement Products. UNFI shall reimburse WFM the actual cost WFM paid UNFI for the Recalled Products, to the extent UNFI is able to collect from the Recalled Product supplier.
22.    Representations and Warranties of WFM. WFM represents and warrants to UNFI as follows, and such representations and warranties shall survive the Effective Date:
(a)    Sufficient Personnel to Perform Obligations. WFM represents that it has sufficient personnel with adequate training and expertise to perform its obligations as contemplated hereunder in the time frames contemplated herein.
(b)    Computer Systems. WFM has proper security safeguards in place to ensure the confidentiality of all of UNFI’s data as contained in WFM’s computer systems. All such systems will perform without material defect or error in compliance with the performance standards set forth in this Agreement. WFM has a disaster recovery program in place to ensure that, in the event of a catastrophic destruction of any portion of WFM’s computer systems, wherever located, WFM will be able to recover all necessary data to continue to perform its obligations hereunder in substantially the time frames contemplated herein.
23.    Miscellaneous.
(a)    Binding Effect. This Agreement, including its exhibits, supersedes all prior agreements between UNFI and WFM and is the only agreement between UNFI and WFM, either oral or in writing relating to the subject matter hereof.
(b)    Force Majeure. Should performance of any obligation created under this Agreement become illegal or impossible, by reason of fire, flood, storm, act of God, governmental authority, labor disputes, war, epidemic, pandemic or disease or any other cause not enumerated herein but which is beyond the reasonable control of the party whose performance is affected (“Force Majeure Event”), then the performance of any such obligation is suspended during the period of, and only to the extent of, such prevention or hindrance; provided, however, that the affected party provides reasonable notice of the event of force majeure and exercises all reasonable diligence to remove the cause of force majeure.
(c)    Governing Law; Forum and Jurisdiction; Waiver of Punitive and Similar Types of Damages. The relationship of the parties hereto and all claims arising out of or related to that relationship, including, but not limited to, the construction and interpretation of any written agreements, including this Agreement, shall be governed by the substantive laws of the State of Delaware (without regard to conflicts of law principles). The parties agree and consent to the jurisdiction of the state and federal courts located in Delaware and acknowledge that such courts are proper and convenient forums for the resolution of any actions between the parties with respect to the subject matter of this Agreement, and agree that, in such case, these courts shall be the sole and exclusive forums for the resolution of any actions between the parties with respect to the subject matter hereof. The parties also waive any and all right to punitive, incidental or consequential damages, except to the extent such damages are included in any award for which indemnification is sought pursuant to the terms of this Agreement or an action is brought for breach of provisions relating to confidential information. The prevailing party in any action to enforce this Agreement shall be entitled to recover all related costs of the suit, including reasonable attorneys’ fees and court costs.
(d)    Confidentiality. In connection with this Agreement, the parties may acquire or develop confidential information relating to each party and such party’s businesses that includes quality standards, business methods, sales data and trends, Intellectual Property, purchasing history, pricing, marketing and pricing strategies, technical data, general or specific customer information and the terms of this Agreement (“Confidential Information”). The term Confidential Information shall include computer software, source code, object code, hardware configurations and all other information relating to a party, its business and prospects, learned by the other party or disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies, improvements, derivatives and designs thereof, created by either party whether owned by or licensed to such party. The term Confidential Information shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared that contain, reflect or are based upon the information furnished to such party by the other party pursuant hereto. The parties (i) will hold all Confidential Information in strict confidence, (ii) will only use Confidential Information for the purpose of performing under this Agreement, and (iii) will not disclose any Confidential Information to any third-party (other than to affiliates or subsidiaries and their own outside legal, accounting, insurance or financial advisors or other consultants as necessary) without the other party’s prior written consent. Without limiting the foregoing, UNFI will not use any Confidential Information in connection with the marketing, distribution or sale of UNFI’s Products other than to WFM. UNFI will not use, sell, or share any Confidential Information, including, but not limited to, WFM sales data or any type of compilation of natural sales data that includes WFM without the written consent of WFM. The foregoing applies even if the WFM Confidential Information is in a generic format that does not specifically reference WFM. The parties will use the highest degree of care it uses to protect its own confidential information to maintain the confidentiality of all Confidential Information but in no event less than a reasonable degree of care. Confidential Information shall not include any information that:
(i)    was in a party’s possession, prior to disclosure by the other party hereunder, provided such information is not known by such party to be subject to another confidentiality agreement with or secrecy obligation to the other party;
(ii)    was generally known in the grocery industry at the time of disclosure to a party hereunder, or becomes so generally known after such disclosure, through no act of such party;
(iii)    has come into the possession of a party from a third-party who is not known by such party to be under any obligation to the other party to maintain the confidentiality of such information; or
(iv)    was independently developed by a party without the use of any Confidential Information of the other party, to the extent that such independent development is reasonably established by such first party to the other party.

Notwithstanding the foregoing, nothing herein shall prevent the filing of a copy of this Agreement as an exhibit to any filing required by a regulatory agency having jurisdiction over either party, provided that a party required to file a copy hereof shall notify the other party of the filing and request and obtain confidential treatment of all financial terms of this Agreement prior to the filing thereof. In addition, either party may disclose the terms of this Agreement pursuant to a valid subpoena, provided such party gives the other party reasonable prior notice of the service of any subpoena to permit the other party to seek a protective order, and seeks confidential treatment of all financial terms hereof.
If a party breaches or threatens to breach any provision of this Section 23(d), the parties agree that the non-breaching party’s remedy at law is inadequate. Therefore, in the event of such breach or threatened breach, in addition to any other remedy which may be available to the non-breaching party, the non-breaching party shall be entitled to seek, without posting a bond, preliminary or permanent injunctive and/or other equitable relief restraining the breaching party, or any of its agents or employees, from breaching or acting in any manner inconsistent with the conduct or performance required by this Section 23(d). In addition to the foregoing, a party may demand from and be entitled to immediately receive payment from the other party, as liquidated damages for a breach of Section 23(d), if such breach is determined by a court of competent jurisdiction, the amount of [*CONFIDENTIAL*] in immediately available funds. The disclosure of the same information at the same time to more than one third-party shall only be regarded as a single violation for purposes of this subsection (d). The parties agree that (A) the [*CONFIDENTIAL*] in liquidated damages are a reasonable approximation of the injury that would be suffered by a party in the event of a breach of this Section 23(d) by either party; (B) the amount of actual loss cannot be precisely determined, but such liquidated damages provided for in this Section 23(d) are fair and reasonable; (C) all such payments made under this Section 23(d) shall be paid as liquidated damages and not as a penalty; (D) all such payments due under this Section 23(d) shall be made as an offset against all amounts due and owing under this Agreement.
Notwithstanding the foregoing, the parties agree that UNFI may use and disclose only such WFM Confidential Information required to fulfill the following: (a) administering, managing and collecting [*CONFIDENTIAL*]; (b) administering [*CONFIDENTIAL*]; (c) providing WFM with products and services; provided that the receiving parties are advised of the confidential nature of such Confidential Information and are bound by confidentiality obligations consistent with this Agreement; and (d) as otherwise agreed to by the parties.
(e)    Amendment; Assignment; Binding Effect. This Agreement may not be amended or modified except by a writing signed by an authorized officer of each party specifically referencing this Agreement and the intent to amend or modify. It is agreed that neither party shall transfer or assign this Agreement or any part hereof or any right arising hereunder, by operation of law or otherwise, without the prior written consent of the other party ("Non-Assigning Party”). A “Change of Control” shall be deemed to be an assignment for purposes of this Agreement. Any purported assignment (including a Change of Control) without the Non-Assigning Party’s consent shall be void and of no force or effect. Subject to the foregoing Non-Assigning Party’s consent, this Agreement shall be binding on the respective parties and their permitted successors and assigns. A “Change of Control” means (A) any transaction or series of related transactions in which a person, group, or entity acquires beneficial ownership of more than 50% of the equity interests in a party to this Agreement or its direct or indirect parent, or (B) a merger or consolidation of another entity with or into a party to this Agreement or its direct or indirect parent, with the effect that any third-party becomes beneficial owner of more than 50% of the equity interests of a party to this Agreement or its direct or indirect parent. Notwithstanding anything to the contrary stated above, either party hereto may assign this Agreement to any direct or indirect affiliate existing at the time of the Effective Date without obtaining the consent of the other party hereto and in such event no Change of Control shall be deemed to have occurred.
(f)    Entire Agreement; Survival. All exhibits to this Agreement are incorporated by reference. This Agreement (and any documents referred to herein) represents the entire agreement and understanding of the parties with respect to the matters set forth herein, and there are no representations, warranties or conditions, side letters, or other agreements (other than implementing invoices, purchase orders and the like necessary to implement this Agreement) not contained herein that constitute any part hereof or that are being relied upon by any party hereunder. In the event this Agreement terminates, all claims arising prior to such termination shall survive such termination, and in addition, the following sections shall survive any such termination: 4, 7-14 and 17-23.
(g)    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be enforced.
(h)    Publicity. Both parties shall agree on any press release related to the signing of this Agreement; provided, however, that either party may release information reasonably deemed necessary by their respective securities counsel under applicable governing laws. Except for the foregoing, UNFI will not (i) use for any reason any name, logo or trademark of Whole Foods Market, Inc. or any of their respective affiliates or subsidiaries in any manner suggesting that UNFI has a relationship with Whole Foods Market, Inc. or any of their respective affiliates or subsidiaries (ii) issue any press release or make any other statement to the press or authorize any publication to print anything that mentions Whole Foods Market, Inc., WFM or any of their respective affiliates or subsidiaries by name or refers to this Agreement or the transactions contemplated herein or (iii) disclose the content or existence of this Agreement to any third-party.
(i)    Notices. Unless otherwise stated, all notices given in connection with this Agreement will be in writing and will be deemed delivered at the time of personal delivery or 3 business days after being sent by facsimile (with a confirmation) or mailed by express, certified or registered mail, or sent by a recognized national or international courier, as appropriate (in all cases postage prepaid and return receipt requested). Notices shall be addressed to the parties at the addresses set forth below or to such other address as shall have been so notified to the other party in accordance with this section. Notices to UNFI shall be addressed to: 313 Iron Horse Road, Providence, RI 02908, ATTN: Legal Department, with a copy to the President of Wholesale. Except as set forth herein, notices to WFM shall be addressed to: Senior Vice President of Supply Chain and Retail Operations, 550 Bowie Street, Austin, TX 78703, with a copy to Senior Vice President of Legal Affairs and General Counsel.
(j)    No Third-Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to confer on any person other than the parties to this Agreement or their parent, affiliates or subsidiaries, respective successors or permitted assigns, any rights, remedies, obligations or liabilities.

(k)    Independent Contractors. In all matters relating to this Agreement both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their respective employees, contractors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of an employer-employee or principal-agent, or to otherwise create any liability for or obligation of either party whatsoever with respect to the indebtedness, liabilities, and obligations of the other party. Neither UNFI nor any employee or representative of UNFI shall at any time wear a “Whole Foods Market” (Registered Trademark) uniform or in any way hold himself out to be an employee of WFM or any WFM Affiliate. The parties specifically agrees that this Agreement shall not be deemed to grant or imply that either party or any employee of either party is authorized to sign, contract, deal, or otherwise act in the name of or on behalf of the other party.
(l)    Titles and Headings; Counterparts; Facsimile/Electronic Signature; Preprinted Forms. The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Electronic or facsimile signatures shall be deemed original signatures for purposes of execution of this document. This Agreement, including its attachments, supersedes all prior agreements between UNFI and WFM or any WFM Affiliate and is the only agreement between WFM and UNFI, either oral or in writing, relating to the matters set forth herein. Each party agrees that use of pre-printed forms, including, but not limited to, email, purchase orders, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in this Agreement, are void and of no effect.
(m)    Negotiation of Agreement. Each party and its counsel have cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.
(n)    Termination of Prior Agreements. Upon execution, this Agreement, including its attachments, supersedes all prior agreements between UNFI and WFM, including, but not limited to, the Agreement for Distribution of Products dated October 30, 2015, to be effective as of September 28, 2015, as amended on March 3, 2021, that is due to expire on September 27, 2027, and the letter agreement dated September 18, 2017, and is the only agreement between WFM and UNFI, either oral or in writing relating to the subject matter hereof. .
(o)    [*CONFIDENTIAL*]
(p)    Changes. Without the prior written consent of WFM, UNFI [*CONFIDENTIAL*]. In an effort to [*CONFIDENTIAL*]. Nothing in this section shall [*CONFIDENTIAL*].

(q)    Reasonable Efforts. The parties agree to use reasonable efforts with respect to performance of this Agreement.

(r)     Good Faith. In accordance with Delaware governing law, the parties agree to the implied covenant of good faith and fair dealing in the performance of the Agreement.

[Signature Page to Follow]

The parties have entered into this Agreement as of the Effective Date.
Whole Foods Market Services, Inc.

By:

/s/ Bart Beilman

Name:

Bart Beilman

Title:

SVP Supply Chain & Retail Operations

United Natural Foods, Inc.

By:

/s/ Sandy Douglas

Name:

Sandy Douglas

Title:

CEO

List of Exhibits

Exhibit A: Private Label SKU and Control Label SKU Overstock and Short Dated Agreement

Exhibit B: Branded Item Reset Responsibilities

Exhibit C: Definitions of “Roll Off” and “Fingerprint”

Exhibit D: Fuel Surcharge

Exhibit E: WFM Stores

Exhibit F: Credit Policies

Exhibit G: Example of [*CONFIDENTIAL*]

Exhibit H: Form [*CONFIDENTIAL*].

Exhibit I: Code Date Policy

Exhibit J: Temperature Monitoring Reference – US

Exhibit K: Data Security Exhibit

Exhibit L: UNFI Supplier Policies and Procedures; UNFI form Supplier Agreement